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                     September 24, 2020

       Patrick Shannon
       Chief Financial Officer
       Allegion plc
       Block D
       Iveagh Court
       Harcourt Road
       Dublin 2, Ireland

                                                        Re: Allegion plc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 18,
2020
                                                            Form 8-K filed
February 18, 2020
                                                            File No. 1-35971

       Dear Mr. Shannon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services